Exhibit 10.02

Omid Kordestani	August 2014
THIS OFFER SUPERSEDES AND REPLACES ANY PRIOR VERSIONS,
OFFER LETTERS AND YOUR ADVISOR AGREEMENT
Dear Omid,
On behalf of Google Inc., I am pleased to offer you the exempt position of Senior Vice President of the Global Business Organization, effective August 1, 2014, following your successful work as a Google Advisor. You will receive an annual salary of $650,000 which will be paid biweekly. You are eligible to participate in the Executive Bonus Plan; your annual bonus target will be 250% of your base salary. Bonuses under the Executive Bonus Plan are discretionary. The actual bonus amount could be larger or smaller than this amount, based on your performance and the performance of the company. Whether a bonus will be awarded in a particular bonus period, and in what amount, is within Google's sole discretion. Both your base salary and the components of your bonus are subject to periodic review.
Any future equity awards that Google may grant you in connection with this offer will be contingent and issued only upon approval by the Board, and, if granted, will be subject to the terms and conditions of applicable plan documents and award agreements. Vesting in GSUs is contingent on continued employment on the applicable vesting dates. Please be aware that this program and subsequent processes could be changed at any time, at the discretion of the Board.
In addition, full-time employees are eligible for various benefits in accordance with the terms of Google's policies and benefit plans. Among other things, these benefits currently include medical and dental insurance, life insurance, and a 401(k) retirement plan. Newly eligible participants are automatically enrolled in the pre-tax 401(k) plan at 10% into the Vanguard Target Retirement Trust, which is a portfolio of stocks and bonds that gradually becomes more conservative as the year of retirement approaches. Participants are able to change their deferral amount and fund allocation at anytime. The eligibility requirements and other information regarding these benefits are set forth in more detailed documents that are available from Google. With the exception of the "employment at-will" policy discussed herein, Google may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.
To protect the interests of both Google and its clients, you are being asked to read and sign an updated version of the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement as a condition of employment with Google. This Agreement, which provides for arbitration of all disputes arising out of your employment, is enclosed.
Please remember Google has a strict policy against insider trading, which prohibits, among other things, employees, contractors and temporary workers from trading Google stock during certain time periods and engaging in any derivative transactions in Google stock. It will be your responsibility to educate yourself regarding Google's insider trading policies and to ensure you are in full compliance. If you have any questions about Google's policy against insider trading, please contact Prasad Setty.
Please understand that this letter does not constitute a contract of employment for any specific period of time, but, if accepted, will create an ''employment at-will'' relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Google. No individual other than the Chief Executive Officer of Google has the authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to Google's policy of employment at-will. Any such agreement or representation must be in writing and must be signed by the Chief Executive Officer. Your signature at the end of this letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with Google, and that this letter, along with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, contain our complete agreement regarding the terms and conditions of your employment.
To indicate your acceptance of Google's offer, please sign and date the offer letter, as well as the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and return both executed copies to me.
Omid, please let us know if you have any questions or concerns related to your return to a full-time role at Google.

Sincerely,

Laszlo Bock
SVP People Operations
Google Inc.

Enclosures

Omid Kordestani	Date	Planned Start Date